UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 8, 2013

ROCKWELL MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Michigan	000-23661	38-3317208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

30142 Wixom Road, Wixom, Michigan	48393
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (248) 960-9009

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

As of May 8, 2013, Rockwell Medical, Inc. (the “Company”) entered into a First Amended and Restated Products Purchase Agreement (the “Amended and Restated Agreement”) with DaVita Healthcare Partners, Inc. (formerly DaVita, Inc., the “Purchaser”), the Company’s largest customer, which supersedes the Products Purchase Agreement dated February 16, 2011 between the Company and the Purchaser.  The Amended and Restated Agreement, among other modifications, extends the term of the agreement from December 31, 2013 to December 31, 2018, unless sooner terminated in accordance with the Amended and Restated Agreement. If, following expiration of the term, the parties have not completed an extension or a new purchase agreement, the Amended and Restated Agreement continues to provide that it will continue in effect until terminated by either party with 90 days written notice or until the completion of an extension or a replacement agreement.  The Amended and Restated Agreement continues to provide for a commitment by Purchaser to purchase the Company’s dialysate products upon specified terms and conditions and substantially increases the minimum number of the Purchaser’s clinics which are committed to using their best efforts to purchase all of their requirements from the Company.  The Amended and Restated Agreement also continues to provide the Purchaser with the right to purchase new products manufactured, sold, licensed or distributed by the Company at prices to be agreed upon by the parties.

The foregoing does not purport to be a complete description of the terms of the Amended and Restated Agreement and is qualified in its entirety by reference to the full text of the Amended and Restated Agreement, a copy of which will be filed by the Company with a subsequent report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL MEDICAL, INC.

Date: May 9, 2013	By:	/s/ Thomas E. Klema
Thomas E. Klema
Its: Chief Financial Officer